                                                              EXHIBIT (d)(1)(ii)

                               AMENDED SCHEDULE A

                               WITH RESPECT TO THE

                         INVESTMENT MANAGEMENT AGREEMENT

                                     BETWEEN

                                ING MUTUAL FUNDS

                                       AND

                              ING INVESTMENTS, LLC

                SERIES                          ANNUAL INVESTMENT MANAGEMENT FEE
                ------                          --------------------------------
                                          (as a percentage of average daily net assets)

ING Emerging Countries Fund                                 1.25%

ING Worldwide Growth Fund                 1.00% of the first $250 million of assets
                                          0.90% of the next $250 million of assets
                                          0.80% of the next $500 million of assets
                                          0.75% of assets in excess of $1 billion

ING International SmallCap Growth Fund    1.00% of the first $500 million of assets
                                          0.90% of the next $500 million of assets
                                          0.85% of assets in excess of $1 billion

ING Global Real Estate Fund                                 1.00%